As filed with the Securities and Exchange Commission on November 5, 1999

File No. 70-9539

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM U-1 APPLICATION-DECLARATION

UNDER

THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

New Century Energies, Inc. 1225 Seventeenth Street Denver, Colorado 80202	Northern States Power Company 414 Nicollet Mall Minneapolis, Minnesota 55401

(Name of companies filing this statement and address of principal executive offices)

__________________________________________________________________

New Century Energies, Inc.
1225 Seventeenth Street
Denver, Colorado 80202

(Name of registered holding company parent of each applicant or declarant)

_____________________________________________________________

Wayne H. Brunetti President and Chief Operating Officer New Century Energies, Inc. 1225 Seventeenth Street Denver, Colorado 80202	James J. Howard Chairman of the Board, President and Chief Executive Officer Northern States Power Company 414 Nicollet Mall Minneapolis, Minnesota 55401

(Name and addresses of agents for service)

__________________________________

The Commission is requested to send copies of all notices, orders and communications in connection with this Application-Declaration to:

Paul J. Bonavia Senior Vice President and General Counsel William M. Dudley Associate General Counsel New Century Energies, Inc. 1225 Seventeenth Street Denver, Colorado 80202	Gary R. Johnson Vice President and General Counsel Scott M. Wilensky Senior Attorney Northern States Power Company 414 Nicollet Mall Minneapolis, Minnesota 55401
Joanne C. Rutkowski LeBoeuf, Lamb, Greene & MacRae, L.L.P. 1875 Connecticut Avenue, N.W. Washington, D.C. 20009	Peter D. Clarke Gardner, Carton & Douglas 321 North Clark Street, Suite 3400 Chicago, Illinois 60610

        New Century Energies, Inc. ("NCE") and Northern States Power Company ("NSP") hereby amend their Application/Declaration on Form U-1, docketed at No. 70-9539, as follows:

        By replacing Item 6 (Exhibits and Financial Statements) in its entirety with the following:

Item 6.     EXHIBITS AND FINANCIAL STATEMENTS

A.     EXHIBITS

Exhibit Number	Method of Filing	Description
A-1		Restated Articles of Incorporation of NSP (filed as EXHIBIT 3.01 to Form 10-Q of NSP for the quarter ended June 30, 1998, File No. 1-3034, and incorporated herein by reference)
A-2		Restated Articles of Incorporation of NSP-W (filed as EXHIBIT 3.01 to Form 10-K of NSP-W for the year ended December 31, 1987, File No. 10-3140, and incorporated herein by reference)
A-3		Restated Articles of Incorporation of NCE dated December 8, 1995 (filed as EXHIBIT 3(a) to Registration Statement No. 333-64951 on Form S-4, File No. 1-12927, and incorporated herein by reference)
A-4		Amended and Restated Articles of Incorporation of PSCo dated July 10, 1998 (filed as EXHIBIT 3(a)1 to Form 10-K of PSCo for the year ended December 31, 1998, File No. 1-3280).
A-5		Amended and Restated Articles of Incorporation of SPS (filed as EXHIBIT 3(a)2 to Form 10-K of SPS for the year ended December 31, 1997, File No. 1-3789).
A-6		Certificate of Incorporation of NRG (filed as EXHIBIT 3.1 to Registration Statement on Form S-1 (as amended), File No. 333-33397).
B-1		Agreement and Plan of Merger (Merger Agreement) (filed as Appendix A to Exhibit C-1, and incorporated herein by reference)
B-2*

Form of Service Agreement between New Century Services and utility affiliates (an appendix entitled "Description of Services and Determination of Charges for Services" is attached but not forming a part thereof.)

B-3*

Form of Service Agreement between New Century Services and non-utility affiliates (an appendix entitled "Description of Services and Determination of Charges for Services" is attached but not forming a part thereof)

C-1		Registration Statement of NSP on Form S-4 (as amended) (filed as Registration Statement No. 333-73989 and incorporated herein by reference)
C-2		Joint Proxy Statement and Prospectus of NSP and NCE (included in EXHIBIT C-1)
D-1.1	P	Original testimony of Heironymous to FERC
D-1.2	P	Application of NSP and NCE before FERC
D-1.3*	P	Order of FERC approving the Merger
D-1.4	P	Original testimony of Gilbert to FERC
D-2.1	P	Application of NSP before the Minnesota Commission
D-2.2*	P	Order of the Minnesota Commission approving the Merger
D-3.1	P	Application of NSP before the North Dakota Commission
D-3.2*	P	Order of the North Dakota Commission approving the Merger
D-4.1	P	Application of NSP before the Arizona Commission
D-4.2*	P	Order of the Arizona Commission approving the Merger
D-5.1	P	Application of NCE before the Colorado Commission
D-5.2*	P	Order of the Colorado Commission approving the Merger
D-6.1	P	Application of NCE before the New Mexico Commission
D-6.2*	P	Order of the New Mexico Commission approving the Merger
D-7.1	P	Application of NCE before the Wyoming Commission
D-7.2*	P	Order of the Wyoming Commission approving the Merger
D-8.1	P	Application of NCE before the Texas Commission
D-8.2*	P	Order of the Texas Commission finding that the Merger is in the public interest
D-9*	P	Order of the NRC finding that the transfer of certain operating licenses in connection with the Merger is in compliance with The Atomic Energy Act and consenting to such transfers
E-1	P	Map of service areas of NSP, NSP-W, PSCo, SPS and Cheyenne
E-2	P	Map showing interconnections of NSP, NSP-W PSCo, SPS and Cheyenne (see Exhibit E-1)
E-3.1	P	Map of NSP electric and gas service areas
E-3.2	P	Map of NSP-W electric and gas service areas
E-3.3	P	Map of NSP and NSP-W transmission systems
E-4.1	P	Map of PSCo electric and gas service areas (including Cheyenne electric and gas service areas)
E-4.2	P	Map of SPS electric service areas (see Exhibit E-4.3)
E-4.3	P	Map of PSCo and SPS transmission systems (including Cheyenne transmission system)
E-10	P	NSP corporate chart
E-11	P	NCE corporate chart
E-12	P	Combined Company corporate chart
F-1.1*		Preliminary opinion of counsel to NSP
F-1.2*		Past-tense opinion of counsel to NSP
F-2.1*		Preliminary opinion of counsel to NCE
F-2.1*		Past-tense opinion of counsel to NCE
G-1		Opinion of SG Barr Devlin (filed as Annex B to Registration Statement No. 333-76989 on Form S-4 and incorporated herein by reference)
G-2		Opinion of The Blackstone Group L.P. (filed as Annex C to Registration Statement No. 333-76989 on Form S-4 and incorporated herein by reference)
H-1		Annual Report of NSP on Form 10-K for the year ended December 31, 1998 (File No. 1-3034 and incorporated herein by reference)
H-2		Annual Report of NCE on Form 10-K for the year ended December 31, 1998 (File No. 1-23927 and incorporated herein by reference)
H-3		Annual Report of NSP-W on Form 10-K for the year ended December 31, 1998 (File No. 10-3140 and incorporated herein by reference)
H-4		Annual Report of NRG on Form 10-K for the year ended December 31, 1998 (File No. 333-33397 and incorporated herein by reference)
H-5		Annual Report of PSCo on Form 10-K for the year ended December 31, 1998 (File No. 1-3780 and incorporated herein by reference)
H-6		Annual Report of SPS on Form 10-K for the year ended December 31, 1998 (File No. 1-3789 and incorporated herein by reference)
H-7		Quarterly Report of SPS on Form 10-Q for the quarter ended March 31, 1999 (File No. 1-3789 and incorporated herein by reference)
H-8		Quarterly Report of SPS on Form 10-Q for the quarter ended June 30, 1999 (File No. 1-3789 and incorporated herein by reference)
H-9		Quarterly Report of NSP on Form 10-Q for the quarter ended March 31, 1999 (File No. 1-3034 and incorporated herein by reference)
H-10		Quarterly Report of NSP on Form 10-Q for the quarter ended June 30, 1999 (File No. 1-3034 and incorporated herein by reference)
H-11		Quarterly Report of NCE on Form 10-Q for the quarter ended March 31, 1999 (File No. 1-12927 and incorporated herein by reference)
H-12		Quarterly Report of NCE on Form 10-Q for the quarter ended June 30, 1999 (File No. 1-12927 and incorporated herein by reference)
H-13		Quarterly Report of NSP-W on Form 10-Q for the quarter ended March 31, 1999 (File No. 10-3140 and incorporated herein by reference)
H-14		Quarterly Report of NSP-W on Form 10-Q for the quarter ended June 30, 1999 (File No. 10-3140 and incorporated herein by reference)
H-15		Quarterly Report of NRG on Form 10-Q for the quarter ended March 31, 1999 (File No. 333-33397 and incorporated herein by reference)
H-16		Quarterly Report of NRG on Form 10-Q for the quarter ended June 30, 1999 (File No. 333-33397 and incorporated herein by reference)
H-17		Quarterly Report of PSCo on Form 10-Q for the quarter ended March 31, 1999 (File No. 1-3280 and incorporated herein by reference)
H-18		Quarterly Report of PSCo on Form 10-Q for the quarter ended June 30, 1999 (File No. 1-3280 and incorporated herein by reference)
I-1		Notice of the Transaction
J-1		NSP and NSP-W Analysis of the Economic Impact of a Divestiture of the Gas Operations of NSP and NSP-W
J-2

NCE Analysis of the Economic Impact of a Divestiture of NCE's Gas Operations (filed as Exhibit J-1 to Application-Declaration on Form U-1 of New Century Energies, File No. 70-8787, and incorporated herein by reference)

K-1*		Report of Pacific Economies Group

__________

* To be filed by Amendment

B.     FINANCIAL STATEMENTS

Number	Description
FS-1	Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet at March 31, 1999 (included in Form 10-Q for the quarter ended March 31, 1999 of NSP (EXHIBIT H-9 hereto) at p. 55)
FS-2

Unaudited Pro Forma Condensed Consolidated Statements of Income for the three month periods ended March 31, 1999 and March 31, 1998 and for each of the three years in the period ended December 31, 1998 (included in Form 10-Q for the quarter ended March 31, 1999 of NSP (EXHIBIT H-9 hereto) at p. 53)

FS-3	NSP Consolidated Balance Sheet as of December 31, 1998 see Annual Report of NSP on Form 10-K for the year ended December 31, 1998 (EXHIBIT H-1 hereto), at p. 41)
FS-4	NSP Consolidated Statements of Income for its last three fiscal years (see Annual Report of NSP on Form 10-K for the year ended December 31, 1998 (EXHIBIT H-1 hereto), at p. 39)
FS-5	NCE Consolidated Balance Sheet as of December 31, 1998 (see Annual Report of NCE on Form 10-K for the year ended December 31, 1998 (EXHIBIT H-2 hereto), at p. 45)
FS-6	NCE Consolidated Statements of Income for its last three fiscal years (see Annual Report of NCE on Form 10-K for the year ended December 31, 1998 (EXHIBIT H-2 hereto), at p. 47)
FS-7	NSP-W Consolidated Balance Sheet as of December 31, 1998 (see Annual Report of NSP-W on Form 10-K for the year ended December 31, 1998 (EXHIBIT H-3 hereto), at p. 22)
FS-8	NSP-W Consolidated Statements of Income for its last three fiscal years (see Annual Report of NSP-W on Form 10-K for the year ended December 31, 1998 (EXHIBIT H-3) hereto), at p. 20)
FS-9	NRG Consolidated Balance Sheet as of December 31, 1998 (see Annual Report of NRG on Form 10-K for the year ended December 31, 1998 (EXHIBIT H-4 hereto), at p. 25)
FS-10	NRG Consolidated Statements of Income for it last three fiscal years (see Annual Report of NRG on Form 10-K for the year ended December 31, 1998 (EXHIBIT H-4 hereto), at p. 23)
FS-11	PSCo Consolidated Balance Sheet as of December 31, 1998 (see Annual Report of PSCo on Form 10-K for the year ended December 31, 1998 (EXHIBIT H-5 hereto), at p. 57)
FS-12	PSCo Consolidated Statements of Income for its last three fiscal years (an Annual Report of PSCo on Form 10-K for the year ended December 31, 1998 (EXHIBIT H-5), at p. 60)
FS-13	SPS Consolidated Balance Sheet as of December 31, 1998 (see Annual Report of SPS on Form 10-K for the year ended December 31, 1998 (EXHIBIT H-6 hereto), at p. 69)
FS-14	SPS Consolidated Statements of Income for its last three fiscal years (see Annual Report of SPS on Form 10-K for the year ended December 31, 1998 (EXHIBIT H-6 hereto), at p. 72)

SIGNATURE

        Pursuant to the requirements of the Public Utility Holding Company Act of 1935, each of the undersigned companies has duly caused this Application-Declaration to be signed on its behalf by the undersigned thereunto duly authorized.

NEW CENTURY ENERGIES, INC.	NORTHERN STATES POWER COMPANY

By: /s/ Richard C. Kelly	By: /s/ E. J. McIntyre
Richard C. Kelly	E. J. McIntyre
Executive Vice President and	Vice President and
Chief Financial Officer	Chief Financial Officer

Date: November 5, 1999